EXHIBIT 99.1

CONTACT AT ARBIOS:
Shawn Cain, Interim President and CEO, 1-781-839-7292
Scott Hayashi, CFO, 1-626-356-3105

CONTACT FOR INVESTOR RELATIONS:	CONTACT FOR MEDIA RELATIONS:
Lisa Wilson, 1-212-759-3929	Doug MacDougall & Kari Watson, 1-508-647-0209

ARBIOS SYSTEMS ANNOUNCES EXCLUSIVE SUPPLY AGREEMENT WITH MEMBRANA GmbH FOR BLOOD FILTRATION MEMBRANES

Division of Polypore International, Inc. to Provide Microporous Hollow Fiber Membranes for SEPET™ Liver Dialysis

WALTHAM, Mass. - September 20, 2007 -- Arbios Systems, Inc. (OTC: ABOS), a company developing proprietary medical devices and cell-based therapies for the millions of patients each year who experience or are at risk for life-threatening episodes of liver failure, today announced the signing of an exclusive supply agreement with Membrana GmbH. Based in Wuppertal, Germany, Membrana is the leading independent supplier worldwide of membranes and microporous materials for medical and technical applications. Membrana is a wholly owned subsidiary of Polypore International, Inc., based in North Carolina, a global high technology filtration company specializing in microporous membranes. The agreement provides for future exclusive supply by Membrana, and exclusive sourcing by Arbios, of membranes suitable for use in Arbios’ SEPET™ therapeutic blood filtration products for the treatment of liver failure and sepsis.

“We are pleased to enter into this relationship with Arbios Systems as technology partner for its selective blood filtration membranes requirements for the SEPET™ product line,” commented Josef Sauer, Ph.D., Vice President of Polypore and General Manager of Membrana GmbH. “We are very optimistic about the opportunity in the liver dialysis field and believe that Arbios has excellent technology for that important application.”

“Membrana’s poly-ether sulfone (PES) microporous membrane technology is currently utilized in FDA- approved blood filtration cartridges for renal dialysis / hemofiltration indications, and we believe that they have excellent PES technology for our proprietary liver dialysis application,” commented Shawn Cain, Interim President and Chief Executive Officer of Arbios. “We look forward to continuing to work with Membrana as we focus on bringing the SEPET™ product to market for the treatment of liver failure, and as we develop further generations of blood filtration products indicated for sepsis and potentially other critical care disorders.”

About the Supply Agreement
The Membrana-Arbios Supply Agreement has a term of up to six years following Arbios’ first commercial sale of the SEPET™ Liver Assist Device. The agreement provides for pre-established per-unit pricing of Membrana PES membranes, including progressive quantity discounts. The agreement also provides that mutual exclusivity of the supply and purchase of PES membranes by the parties, limited to defined liver and sepsis therapy applications and types of membrane, shall become effective at the time of first commercialization of SEPET™ and may extend through the 5th year of SEPET™ commercialization, subject to prior fulfillment of minimum purchase quantities by Arbios.

About Arbios’ SEPET™ Liver Assist Device
The SEPET™ Liver Assist Device is a sterile, disposable cartridge containing microporous hollow fibers with proprietary permeability characteristics. When a patient's blood is passed through these fibers, blood plasma components of specific molecular weights are expressed through the micropores, thereby cleansing the blood of harmful impurities (i.e., hepatic failure toxins as well as various mediators of inflammation and inhibitors of liver regeneration). These substances would otherwise progressively accumulate in the patient's bloodstream during liver failure, causing hypotension, increasing risk of sepsis development and accelerating damage to the liver, lungs and other organs, including the brain and kidneys, and suppressing the function and regeneration of the liver. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units.

According to the American Liver Foundation, chronic liver disease is the tenth leading cause of death in the United States, resulting in approximately $10 billion in annual healthcare costs. There is currently no satisfactory therapy available to treat patients in liver failure, other than maintenance and monitoring of vital functions and keeping patients stable through provision of intravenous fluids and blood products, administration of antibiotics and support of vital functions, such as respiration.

About Membrana
Membrana is the world’s largest independent supplier of microporous membranes for medical applications such as kidney dialysis, blood oxygenation for cardiac surgery, and plasma separation. Membrana is also a major supplier of membrane products to the semiconductor, power, pharmaceutical, food and beverage, and photographic markets.  For more information about Membrana, please visit http://www.membrana.com.

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced "liver dialysis," and the HepatAssist™ Cell-Based Liver Support System, a bioartificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the goals and results of clinical trials, compliance with regulatory requirements, labeling of the Company's products, the need for subsequent substantial additional financing to complete clinical development of its products, future markets and demand for the Company's products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could adversely affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and to our subsequent Quarterly Reports on Form 10-Q, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

# # #